Exhibit 99.1
P.O. Box 4323
Houston, TX 77210
(713) 381-6500
Enterprise GP Holdings Adopts Equity Ownership
Guidelines for Directors and Executives
     Houston, Texas—(January 4, 2010)—Enterprise GP Holdings L.P. (NYSE: EPE) today announced that the board of directors of its general partner has approved and adopted equity ownership guidelines for directors and executive officers of the general partner. The guidelines, which took effect January 1, 2010, require non-management directors to own Enterprise GP Holdings L.P. units (“EPE units”) having an aggregate value of at least three times the dollar amount of the non-management director’s aggregate annual cash retainer for the most recently completed calendar year. Based on the annual retainer that went into effect January 1, 2010, this equates to at least $225,000 of EPE units.
     The guidelines also require each executive officer (including management directors) to own EPE units with an aggregate value equal to at least three times the officer’s salary for the most recently completed calendar year. However, if any executive officer of Enterprise GP Holdings’ general partner also serves as an executive officer of the general partner of Duncan Energy Partners L.P. and/or Enterprise Products Partners L.P., the value of that officer’s partnership units in such affiliated partnership(s) shall be counted toward the equity ownership requirements described above. To transition into this requirement, each director and executive officer subject to these equity ownership requirements will have until January 1, 2015 to comply.
     “These new equity ownership guidelines reflect our commitment to strong management ownership of the partnership, which is already among the highest in the midstream sector,” said Dr. Ralph S. Cunningham, president and chief executive officer of Enterprise GP Holdings. “The board’s actions will further align the interests and actions of the directors and executive management with those of our unitholders.”
     Enterprise GP Holdings is one of the largest publicly traded GP partnerships. It owns the general partner of Enterprise Products Partners L.P., as well as limited partner interests in the same entity. It also owns non-controlling general partner and limited partner interests in Energy Transfer Equity, L.P. For more information on Enterprise GP Holdings L.P., visit www.enterprisegp.com.
     This news release includes forward-looking statements. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, weather-related events, insufficient cash from operations, market conditions, governmental regulations and factors discussed in Enterprise GP Holdings L.P.’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:	Randy Burkhalter, 713-381-6812 or 866-230-0745 (Investor Relations) Rick Rainey, 713-381-3635 (Media Relations)
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